NEWS RELEASE

FOR IMMEDIATE RELEASE

August 5th, 2010
Calgary, AB
Contact: Cory Gelmon: 310.909 -3830

AVITAR, INC. JV AGREEMENT WITH JOHNNIE’S FAMOUS SHOES UPDATE

CALGARY, AB –(NEWSWIRE)—Avitar, Inc (AVTI) is pleased to announce that its Joint Venture with Johnnie’s Famous Shoes, Inc. (“Johnnie’s”) of New York is proceeding on target with product currently in production in Mexico and is expected to be shipped to stores sometime between August 30 and September 15th, 2010.

Doran Santiago Ramos, Johnnies head of sales and marketing stated “the run is almost sold out and the product will be available at various high end stores such as Nordstroms;, LACA, Marine Corp Exchange, Rolo, Sears MX, M. Fredric, Metro, Ink Well, Proud Art, and Crush on Collage.

Ramos further stated that “interest in the Johnnies products have been significant. Johnnies is now adding women’s line called “Bre” this fall as well as an accessory line including man bags, wallets, belts, money clips, shoe brushes, shoe horns and Johnnies Famous Shoe Polish.”

Avitar is in discussions with Johnnies regarding additional investments and extension of its Joint Venture to include some or all of these new opportunities.

About Avitar, Inc.:

Avitar, Inc. is a publicly traded holding company now focusing on investing in and building a network of joint venture interests, or, as the situation may require, operating subsidiaries. These joint ventures or subsidiaries are or will be engaged in various innovative businesses. Currently the company’s joint venture interest with Johnnie’s Famous Shoes, Inc. provides Avitar with its entry into its new business model.

This Press Release contains or incorporates by reference forward looking statements including certain information with respect to plans and strategies of Avitar, Inc. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes”, “suggests”, “anticipates”, “plans”, “expects”, and similar expressions are intended to identify forward looking statements. There are a number of events or actual results of Avitar, Inc. operations that could differ materially from those indicated by such forward looking statements.